EXHIBIT 2.1

AGREEMENT OF MERGER

This Agreement of Merger (“Agreement”), entered into and effective as of the 20th day of March, 2017, by and between PetVivo Holdings, Inc., a Nevada corporation (“PetVivo”), PetVivo Holdings Newco, Inc, a Minnesota corporation (“Newco”) a wholly owned subsidiary of PetVivo, and Gel-Del Technologies, Inc., a Minnesota corporation (“Gel-Del”).

WHEREAS the respective Board of Directors of each of PetVivo, Newco, and Gel-Del have each determined that it is fair to and in the best interests of their respective corporations and stockholders for Newco to be merged with and into Gel-Del (the “Merger”) upon the terms and conditions and share exchange set forth in this Agreement;

FURTHER WHEREAS the Board of Directors of each of PetVivo, Newco and Gel-Del have approved this Agreement in accordance with Nevada and Minnesota laws and statutes and upon the terms and subject to the conditions contained in this Agreement;

FURTHER WHEREAS the parties hereto intend and desire to enter into and effect this statutory merger transaction resulting in an exchange by Gel-Del shareholders on a pro rata basis of 100% of all outstanding Gel-Del capital stock in exchange for Five Million Four Hundred and Fifty Thousand (5,450,000) restricted shares of PetVivo common stock representing approximately 30% of the outstanding post-merger capital stock of PetVivo, after which Gel-Del shall be a wholly-owned subsidiary of PetVivo, all pursuant to the terms and conditions of this Agreement; and

FURTHER WHEREAS, this merger transaction is intended to constitute and qualify as a business combination reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound hereby, now enter into and approve this definitive agreement as follows:

ARTICLE I
The Merger

Section 1.01 Merger. Subject to the terms and conditions of this Agreement and related Articles of Merger, Newco shall be merged with and into Gel-Del in accordance with the laws and statutes of the State of Minnesota. At the Effective Time of the Merger, the separate legal existence of Newco shall cease, and Gel-Del shall be the surviving company in the Merger (“Surviving Company”) and shall continue its corporate existence under the laws of the State of Minnesota as a wholly-owned subsidiary of PetVivo.

Section 1.02 Effective Time and Closing. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of Minnesota.

The Closing and Closing Date of the Merger shall occur concurrently with the Effective Time. The Closing shall occur at the executive offices of PetVivo in suburban Minneapolis, Minnesota. Prior to the Closing, all conditions required and actions to be taken hereunder shall have been completed or properly waived, and all documents, certificates, opinions or other written instruments required for the Merger shall have been executed and delivered or properly waived.

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Section 1.03 Articles of Incorporation and Bylaws; Directors and Officers.

(a) The Articles of Incorporation and Bylaws and any amendments thereto of Gel-Del as in effect immediately prior to the Effective Time shall continue to be the Articles of Incorporation and Bylaws of the Surviving Company from and after the Effective Time.

(b) The directors and officers listed with their respective offices in Exhibit A hereto shall be the directors and officers of PetVivo and the Surviving Company from and after the Effective Time until their successors shall have been appointed or elected and shall have qualified.

Section 1.04 Exchange of Gel-Del for PetVivo Shares. At the Closing hereof, Gel-Del and its shareholders on a pro rata basis shall have completed this statutory merger transaction which results in PetVivo acquiring 100% of all capital stock of Gel-Del in exchange for Five Million Four Hundred and Fifty Thousand (5,450,000) restricted shares of PetVivo common stock representing approximately 30% of the post-merger outstanding common stock of PetVivo,

Section 1.05 Effect of the Merger. At the Effective Time, the Merger shall have the effects set forth in Section 302A.641 of the Minnesota Business Corporation Act.

Section 1.06 Manner and Basis of Converting Shares. At the Effective Time:

(i) each share of common stock of Newco that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one share of common stock of the Surviving Company, so that at the Effective Time, PetVivo shall be the holder of all issued and outstanding shares of the Surviving Company. Newco has no outstanding derivative securities; and

(ii) each share of common stock of Gel-Del that is outstanding and owned by Gel-Del stockholders and listed on the Ledger for this transaction (other than any Dissenting Shares) shall, by virtue of the Merger and without any action on the part of any holder thereof, be converted into the right to receive 0.78 (the “Merger Ratio”) shares of common stock of PetVivo. Gel-Del shall have no outstanding preferred shares or derivative securities at the Effective Time of the Merger.

After the Effective Time of the Merger, there shall be no further registration or transfers on the stock transfer books of the Surviving Company relating to any common shares of Gel-Del that were outstanding immediately prior to the Effective Time.

Section 1.07 Dissenting Shares. “Dissenting Shares” means any Gel-Del common shares held as of the Effective Time by a holder of Gel-Del Common Stock (each, a “Stockholder”) who has not voted such Gel-Del Common Stock in favor of the Merger and with respect to which appraisal shall have been duly demanded and perfected under Minnesota Statutes and not withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive shares of PetVivo Common Stock unless such Stockholder’s right to appraisal shall have ceased in accordance with Minnesota Statutes, in which event such Dissenting Shares shall cease to be Dissenting Shares and shall be converted into PetVivo Common Stock under the terms of this Merger.

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Section 1.08 Surrender and Exchange of Certificates. Promptly after the Effective Time and (a) upon surrender of a certificate or certificates representing Gel-Del Common Stock (or an acceptable affidavit and indemnification evidencing loss or destruction of such certificates) and (b) delivery of a Letter of Transmittal satisfactory to PetVivo, PetVivo shall deliver to each such record holder of Gel-Del Common Stock a certificate registered in the name of such Gel-Del stockholder and representing the number of shares of PetVivo Common Stock that such Gel-Del stockholder is entitled to receive from this Merger. Until the certificate(s) or affidavit are surrendered together with the Letter of Transmittal, each Gel-Del stock certificate outstanding immediately prior to the Effective Time shall after the Effective Time represent only the right to receive PetVivo Common Stock incident to the Merger (or to complete perfecting any appraisal rights regarding any Dissenting Shareholder).

Section 1.09 Common Stock of Parties.

PetVivo covenants and agrees that it will cause sufficient PetVivo Common Stock to be authorized and available at the Effective Time as required to complete the Closing of the Merger.

PetVivo further covenants and agrees that unless amended in writing by all parties hereto, there will be a total of no more than Seventeen Million pre-Merger common shares of Petvivo outstanding at the Effective Time.

Concurrently, Gel-Del covenants and agrees that unless amended in writing by all parties hereto, the total of all Gel-Del common shares set forth on the Ledger for exchange into PetVivo shares shall be no more than Eight Million Eight Hundred Thousand shares.

Section 1.10 Operation of Surviving Company. Gel-Del hereby acknowledges that upon the effectiveness of the Merger and issuance of PetVivo common stock in exchange for the Gel-Del common stock, and the compliance by PetVivo and Newco with their respective duties and obligations hereunder, PetVivo shall have the unqualified right to deal with the assets and business of the Surviving Company as its own property without limitation on the use of such assets or the conduct of such business.

Section 1.11. Access and Confidentiality.

Access – Each party hereto shall provide another party, its legal counsel and auditor or other representatives, with such information as the requesting party from time to time reasonably may request, and shall permit the other party and its representatives reasonable access, during regular business hours and upon reasonable notice, to the offices, properties, books and records (including all financial, accounting and bank account records, current or pending or potential vendor and customer lists, and material contracts or commitments) of the party, as the requesting party may from time to time reasonably request.

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Confidentiality – Unless required by law, prior to and after the Closing Date of this Agreement, all parties hereto shall not use or disclose to any third person any information made available to each of them by another party in connection with the respective business, properties, assets, technology, capital structure, identity of shareholders, or any other material matter, unless such disclosure is consented to in writing by the other party. Without limitation, this material obligation of confidentiality shall apply to current business and development practices, strategies, technologies, and future business relationships of any party hereto or their subsidiaries and affiliates.

ARTICLE II

Representations and Warranties of Gel-Del

Gel-Del hereby represents and warrants to PetVivo and Newco the following:

Section 2.01. Good Title. The Gel-Del shareholders on the Ledger for this transaction are the record and beneficial owners, and have good and marketable title to their respective Gel-Del common shares, with the right and authority to exchange, transfer and deliver such Gel-Del securities as provided herein. Upon closing this merger transaction, PetVivo will receive good title to all outstanding Gel-Del capital stock, free and clear of all liens, security interests, pledges, and claims of any kind.

Section 2.02. Power and Authority. Gel-Del has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions required by this Agreement. All acts required to be taken by Gel-Del to enter into this Agreement have been properly taken, and this Agreement constitutes a legal, valid and binding obligation of Gel-Del. When executed and delivered by Gel-Del and approved by Gel-Del shareholders, this Agreement will be enforceable against Gel-Del in accordance with its terms.

Section 2.03. Unregistered Securities. Gel-Del understands that the shares of PetVivo to be issued in this merger transaction have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities registration laws and, when issued in accordance with the provisions of this Agreement, will be issued as restricted securities by reason of exemptions from such registration provisions. The shares to be issued by PetVivo incident hereto will be acquired by Gel-Del shareholders in a transaction not involving a public offering and thus may not be resold or transferred without registration under the federal Securities Act or the existence of an appropriate exemption therefrom.

Section 2.04. Legends It is understood that the shares of PetVivo issued in this merger transaction will bear the following or a similar legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION OR PURSUANT TO AN APPROPRIATE EXEMPTION FROM SUCH REGISTRATION.

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Section 2.05. General Gel-Del Acknowledgment. There is no material private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or otherwise pending against Gel-Del, or any of Gel-Del’s assets or properties. There is no judgment, decree or order or pending action or legal proceeding against any Gel-Del Shareholder that could prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement. There are no material claims, actions, suits, proceedings, inquiries, labor disputes or investigations pending against Gel-Del or any of Gel-Del's assets, at law or in equity or by or before any governmental entity or in arbitration or mediation. No bankruptcy, receivership or debtor relief proceedings are pending against Gel-Del. Gel-Del has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign law, judgment, decree, injunction or order, applicable to it or the conduct of its business.

Section 2.06. Organization, Standing and Power. Gel-Del is duly incorporated or organized, validly existing and in good standing under the laws of the State of Minnesota and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable Gel-Del to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted. Gel-Del has all requisite power and authority to enter into this Agreement and the Merger and to carry out all terms of this Agreement. Gel-Del is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary. Gel-Del has delivered to PetVivo true and complete copies of the articles of incorporation and bylaws of Gel-Del, and any amendments thereto. Gel-Del has no subsidiaries.

Section 2.07. Capital Structure. As of the Effective Time of this Merger, the outstanding capital structure of Gel-Del shall consist of those issued and outstanding shares of common stock held by such persons and in such amounts as are set forth on the Ledger for this transaction. .All outstanding Gel-Del common shares shall be duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of Minnesota, the Articles of Incorporation and Bylaws of Gel-Del, or any material contract, commitment or understanding to which Gel-Del is a party or otherwise bound.

Except for those common shares of Gel-Del set forth on the Ledger for this transaction, as of the Effective Time there shall be no other shares or derivative securities of Gel-Del; and there should be no bonds, debentures, notes or other indebtedness of Gel-Del convertible into, or exchangeable for, any securities of Gel-Del. There are no equity rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which Gel-Del is a party or by which Gel-Del is bound (i) obligating Gel-Del to issue, deliver or sell, or cause to be issued, delivered or sold, additional Gel-Del common or preferred shares or other equity interests in, or any security convertible or exercisable for or exchangeable into any Gel-Del common or preferred shares or other equity interest in Gel-Del, or any Gel-Del Debt, or (ii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of equity securities of Gel-Del.

Section 2.08. No Conflicts; Consents.

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(a) The execution and delivery by Gel-Del of this Agreement does not, and the consummation of the merger transaction and compliance with the terms hereof, will not, conflict with, or result in any material violation of or material default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any material lien upon any of the properties or assets of Gel-Del under any provision of (i) the Gel-Del Articles of Incorporation and Bylaws, (ii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument to which Gel-Del is a party or by which any of its respective properties or assets is bound, or (iii) any material judgment, order or decree or material law applicable to Gel-Del or its properties or assets.

(b) No material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, or permit from, any governmental entity or agency is required to be obtained or made by or with respect to Gel-Del in connection with the execution, delivery and performance of this Agreement or the consummation of this merger transaction.

Section 2.09. Taxes. Gel-Del has timely filed, or has caused to be filed on its behalf, all federal, state and local Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been satisfied. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Gel-Del know of no basis for any such claim. No material deficiency with respect to any taxes has been proposed, asserted or assessed against Gel-Del.

Section 2.10. Benefit Plans and Employment Contracts. Gel-Del does not have or maintain any collective bargaining agreement or any employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, share ownership, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of Gel-Del other than those agreements, benefits and/or plans identified in Schedule 2.10 attached hereto. With the exception of those items on Schedule 2.10, there are no further employment, consulting, indemnification, severance or termination agreements or arrangements between Gel-Del and any current or former or prospective employee, officer or director of Gel-Del.

Section 2.11. Litigation. There is no material formal action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending against or affecting Gel-Del or any of its properties, before or by any court, arbitrator, governmental or administrative agency, or regulatory authority (federal, state, county, local or foreign). Neither Gel-Del nor any director or officer thereof (in his capacity as such), is or has been the subject of any legal action involving a claim or violation of or liability under federal or state securities laws. Gel-Del is not in default with respect to any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency or arbitration authority.

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Section 2.12. Compliance with Applicable Laws. To the best of its knowledge, Gel-Del is in material compliance with all applicable laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Gel-Del.

Section 2.13. Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this merger transaction based upon arrangements made by or for Gel-Del.

Section 2.14. Contracts. Other than the contracts listed in Schedule 2.14 attached hereto, there are no contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Gel Del. As used herein a “material contract” shall be defined as any agreement that requires annual payments in excess of $25,000. Except for any matters identified on Schedule 2.14, Gel-Del is not in material violation of or in material default under any material contract to which it is a party or by which it or any of its properties or assets is bound. Gel-Del’s execution of this Agreement and the consummation of this merger transaction would not violate in any material respect any contract to which Gel-Del is a party.

Section 2.15. Title to and Conditions of Properties. Gel-Del does not own any real property. Gel-Del has title to or leasehold interests in, all of its properties and assets used in the conduct of its business. Gel-Del owns personal property, including but not limited to intellectual property (IP), equipment, furniture, electronics and other personal property. All such assets and properties, other than assets and properties in which Gel-Del has leasehold interests, are free and clear of all liens or encumbrances, with the exception of any purchase liens that do not and will not materially interfere with the ability of Gel-Del to conduct business as currently conducted.

All facilities, equipment, fixtures and other properties owned, leased or used by Gel-Del are in reasonably good operating condition and repair, subject to ordinary wear and tear, and are adequate and sufficient for Gel-Del’s business.

Section 2.16. Intellectual Property. Gel-Del owns, maintains a valid license to or otherwise has the right to use, all Intellectual Property (IP) material to the conduct of the business of Gel-Del taken as a whole. No claims are pending or, to the knowledge of Gel-Del, threatened that Gel-Del is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right of Gel-Del. To the knowledge of Gel-Del, no person is infringing the rights of Gel-Del with respect to any of its Intellectual Property.

Section 2.17. Insurance. Upon completion of this transaction and prior to the start of Gel-Del’s operations, PetVivo shall secure insurance policies for product, general and casualty liability insurance.

Section 2.18. Transactions With Affiliates and Employees. Except as set forth on Schedule 2.18 attached hereto, none of the officers, directors or shareholders of Gel-Del and, to the best knowledge of Gel-Del, none of the employees or independent contractors of Gel-Del are presently a party to any material transaction with Gel-Del (other than for services as employees, contractors, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Gel-Del, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

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Section 2.19. Personnel and Labor Matters. There are no collective bargaining or other labor union agreements to which Gel-Del is a party or by which it is bound. No material labor dispute exists or, to the knowledge of Gel-Del, is imminent with respect to any of the employees of Gel-Del. Gel-Del believes it has complied in all material respects with all laws relating to the employment of labor. Other than pursuant to ordinary arrangements of compensation to its personnel or as already disclosed to PetVivo, Gel-Del is not under any obligation or liability to any officer, director, consultant, associate or affiliate of Gel-Del.

Section 2.20. ERISA Compliance. Gel-Del does not, and since its inception never has, maintained, or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA) or “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) for the benefit of any current or former employees, consultants, officers or directors of Gel-Del.

Section 2.21. Disclosure. All disclosure provided to PetVivo and its representatives regarding Gel-Del, its business and this merger transaction, furnished by or on behalf of Gel-Del (including Gel-Del's representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 2.22. Unlawful Payments. Neither Gel-Del, nor, to Gel-Del's knowledge, any director, officer, agent, employee or other person acting on behalf of Gel-Del has, in the course of its actions for, or on behalf of, Gel-Del: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official.

Section 2.23. Licenses and Permits. Gel-Del has obtained and maintains all material federal, state, local and foreign licenses, permits, consents, registrations, memberships, authorizations and qualifications required to be maintained in connection with the business and operations of Gel-Del as presently conducted. Gel-Del is not in material default under any of such licenses, permits, consents, approvals, registrations, memberships, authorizations and qualifications.

Section 2.24. Environmental Laws. Gel-Del: (i) is in compliance in all material respects with any and all Environmental Laws (as hereinafter defined), (ii) has received any permits, licenses or other approvals required of Gel-Del under applicable Environmental Laws to conduct its business and (iii) is in compliance in all material respects with all terms and conditions of any such permit, license or approval. The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

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Section 2.25. Indebtedness. Except as set forth on Schedule 2.25 attached hereto, Gel-Del:

(i) does not have any outstanding Indebtedness including obligations for borrowed money or any other obligations evidenced by secured or unsecured notes, bonds, debentures or similar instruments including any material contingent obligations, and (ii) is not a party to any contract, guaranty, agreement or instrument relating to any Indebtedness, the performance of which is expected to have a material adverse effect on Gel-Del or its business or properties.

Section 2.26 Financial Statements. PetVivo has been provided with Gel-Del’s annual financial statements for 2014, 2015 and 2016 (the “Gel-Del Financial Statements”). The Gel-Del Financial Statements have been prepared in accordance with the books and records of Gel-Del, and they present fairly in all material respects the financial condition of Gel-Del at the dates therein specified and the results of its operations for the periods therein specified.

Section 2.27 Changes. Unless disclosed as a subsequent event in the Gel-Del Financial Statements or otherwise set forth in this Agreement, since the latest Balance Sheet date in the Gel-Del Financial Statements, Gel-Del has not (a) incurred or accrued any debts, obligations or liabilities, whether due or to become due, except those already disclosed to PetVivo or in connection with this Merger, or current liabilities incurred in the usual and ordinary course of business, (b) mortgaged, pledged or subjected to a lien any of its assets, tangible or intangible, unless in the usual and ordinary course of business, (c) sold, transferred or leased any of its assets except in the usual and ordinary course of business, (d) suffered any material physical damage or loss materially or adversely affecting the condition and business of Gel-Del, (e) entered into any material contract or transaction other than in the usual and ordinary course of business, (f) encountered any labor union or other labor dispute difficulties, (g) issued or sold any shares of capital stock, bonds, notes, debentures or other securities or granted any warrants, options or other derivative rights thereto unless consented to by PetVivo, (h) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (i) suffered any material loss not reflected in its latest Balance Sheet and related statement of operations submitted to PetVivo, or (k) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

ARTICLE III
Representations and Warranties of Petvivo and Newco

PetVivo and Newco represent and warrant as follows to Gel-Del that:

Section 3.01. Organization, Standing and Power. PetVivo is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted. PetVivo is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necesssry and where the failure to so qualify would reasonably be expected to have a material adverse effect on PetVivo. Petvivo has delivered to Gel-Del true and complete copies of currently outstanding Articles of Incorporation as amended, and currently outstanding Bylaws as amended. Unless the context requires otherwise, all references in this Article III to “PetVivo” shall be construed to being a reference to PetVivo and Newco taken together as one entity.

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Section 3.02. Capital Structure. The authorized capital stock of PetVivo consists of Two Hundred Fifty Million (250,000,000) shares of common stock, par value $.001 per share, of which 16,871,434 shares of common stock are outstanding. All outstanding shares of the capital stock of PetVivo are duly authorized, validly issued, fully paid and non-assessable, and are not in violation of any provision or term of the Articles of Incorporation and Bylaws of PetVivo or laws of the State of Nevada or any contract to which PetVivo is a party or otherwise bound.

The authorized capital stock of Newco consists of 1,000 common shares, par value $.01 per share, and there are 155 common shares outstanding, all of which are validly issued, fully paid and nonassessable. Newco has no other outstanding securities or derivative interests therein. Newco is a wholly-owned subsidiary of PetVivo which was formed specifically for the purpose of the Merger and that has not conducted any business or acquired any property.

Section 3.03. Authority; Execution and Delivery; Enforceability. The execution and delivery by PetVivo and Newco of this Agreement and the consummation by PetVivo and Newco of this merger transaction have been duly authorized and approved by the Board of Directors of both PetVivo and Newco. This Agreement constitutes a legal, valid and binding obligation of PetVivo and Newco, enforceable against them in accordance with its terms.

Section 3.04. No Conflicts; Consents.

(a) The execution and delivery by PetVivo and Newco of this Agreement, do not, and the consummation of this merger transaction and compliance with the terms hereof will not, conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of PetVivo under, any provision of (i) the Articles of Incorporation and Bylaws of PetVivo, (ii) any material contract to which PetVivo is a party or by which any of its properties or assets is bound or (iii) any material legal obligation or material law applicable to PetVivo or its properties or assets.

(b) Other than any required filings with the SEC and any relevant state securities agencies, no consent of, or registration, declaration or filing with, or permit from, any governmental entity or agency is required to be obtained or made by or with respect to PetVivo or Newco in connection with the execution, delivery and performance of this Agreement or the consummation of this merger transaction, other than the filing of the final statutory merger document with the Secretary of State of Minnesota.

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Section 3.05 Validity of Shares. The common shares of PetVivo to be issued incident to the Merger, when issued and delivered pursuant to the terms of this merger transaction, shall be duly and validly issued, fully paid and non-assessable.

Section 3.06 Securities Law Compliance.

(a) As of its respective filing date, each PetVivo SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such PetVivo SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of PetVivo included in the PetVivo SEC Documents comply as to form and content in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved and fairly present the financial position of PetVivo as of the respective filing dates thereof and the results of its operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(b) PetVivo is not an investment company within the meaning of the Investment Company Act of 1940, as amended.

(c) After the Effective Time of the Merger, PetVivo shall bring any delinquent SEC filings current and otherwise continue to satisfy the filing requirements of the Securities Exchange Act of 1934, as amended.

Section 3.07 Taxes. All Tax Returns filed by PetVivo are true, complete and accurate. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been paid. There are no unpaid taxes of any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of PetVivo know of no basis for any such claim. No deficiency with respect to any taxes has been proposed, asserted or assessed against PetVivo, and there are no liens for Taxes on the assets of PetVivo.

Section 3.08. Employment and Benefit Plans. Other than as set forth on Schedule 3.08 hereto, PetVivo does not have any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of PetVivo. Other than as set forth on Schedule 3.08 hereto, there are no written employment, consulting, indemnification, severance or termination agreements or arrangements between PetVivo and any of its current or former employees, officers or directors.

Section 3.09. ERISA Compliance; No Benefit Plans. PetVivo does not maintain or contribute to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other Benefit Plan for the benefit of any of its current or former employees, consultants, officers or directors.

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Section 3.10. Litigation. There is no claim, dispute, action, suit, proceeding or investigation pending or, to the knowledge of PetVivo, threatened, against or affecting the existing or contemplated business of PetVivo, or challenging the validity or propriety of the transactions contemplated by this Agreement, at law or in equity or before any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality. There is no outstanding judgment, order, ruling, injunction, stipulation or decree of any court, arbitrator or federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, against or materially affecting the existing or contemplated business of PetVivo.

Section 3.11. Compliance with Applicable Laws. Other than its overdue securities filings with the SEC which are now being brought current by PetVivo, PetVivo is in material compliance with all applicable laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes. PetVivo has not received any written or verbal communication from a governmental entity or agency that alleges PetVivo is not in compliance in any material respect with any applicable law.

Section 3.12. Contracts. There are no written contracts that are material to the business, properties, assets, condition (financial or otherwise), or results of operations of PetVivo taken as a whole which have not been disclosed in its periodic filings with the SEC.

Section 3.13. Title to Properties. PetVivo has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its business. All such assets and properties, other than assets and properties in which PetVivo has leasehold interests, are free and clear of all and any liens and encumbrances. PetVivo has complied in all material respects with the terms of any leases to which it is a party or under which it is in occupancy. PetVivo does not own any real property.

Section 3.14. Labor Matters. There are no collective bargaining or other labor union agreements to which PetVivo is a party or by which it is bound, and no labor dispute exists with respect to any employee of PetVivo.

Section 3.15. Transactions With Affiliates and Employees. Unless disclosed in the periodic filings made by PetVivo with the SEC, none of the officers, directors or employees of PetVivo is a party to any transaction with PetVivo (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of contract services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or employee or, to the knowledge of PetVivo, any entity in which any officer, director, or employee has a substantial interest or is an officer, director, trustee or partner of such entity.

Section 3.16. No Additional Agreements. PetVivo does not have any agreement or understanding with any director, officer, employee, affiliate or shareholder of Gel-Del with respect to this merger transaction other than as included in this Agreement.

Section 3.17. No Post-Merger Indebtedness. Except for those listed on Schedule 3.17 hereto, at the Effective Time of the Merger, PetVivo will have no outstanding indebtedness for borrowed money or loans or other obligations evidenced by secured or unsecured notes, bonds, debentures or similar instruments including any contingent obligations. At the Effective Time of the Merger, PetVivo also will have no outstanding current or long-term liabilities whether for accounts payable, employee or executive compensation, or any other matter excepts those listed on Schedule 3.17 hereto. At the Effective Time of the Merger, PetVivo also will not be under any obligation or liability to any current or former officer, director, employee, affiliate or associate of PetVivo unless contained in this Agreement or listed on Schedule 3.17 hereto.

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Section 3.18. Brokers. PetVivo shall pay for any brokerage or finder’s or financial advisory fees or commissions in connection with this merger transaction based upon any commitments or arrangements entered into by or for PetVivo.

Section 3.19 Financial Statements. PetVivo’s audited financial statements for fiscal years 2015 and 2016 and any unaudited interim periods which have been filed with the SEC (a) comply in all material respects with applicable accounting requirements and rules and regulations of the SEC, (b) have been prepared in accordance with GAAP applied on a basis consistent with prior periods, (c) are in accordance with the books and records of PetVivo and (d) present fairly in all material respects the financial condition of PetVivo at the dates therein specified and the results of its operations and cash flows for the periods therein specified.

Section 3.20 Changes. Unless disclosed on Schedule 3.21 hereto, since the filing of the last PetVivo SEC periodic report, PetVivo has not other than in the ordinary course of business (a) incurred or accrued any debts, obligations or liabilities, whether due or to become due, (b) paid any obligation or liability, (c) mortgaged, pledged or subjected to any lien any of its assets, (d) sold, transferred or leased any of its assets, (e) waived or released any right of material value, (f) entered into any material transaction or contract obligating PetVivo for future payments or other performance, (g) encountered any labor union or labor dispute difficulties or matters, (h) entered into any employment contract or arrangement, (i) issued or sold any shares of capital stock, bonds, notes, debentures or other securities or granted any options, warrants or other derivative rights with respect thereto, (j) declared or paid any dividends or other distributions with respect to any of its outstanding capital stock, (k) made any material changes in its accounting principles or methods or practices, (l) suffered any material loss not already disclosed in its SEC filings or otherwise already disclosed to Gel-Del, (m) made any arrangement for accrual or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director, employee, stockholder, affiliate or consultant, or (n) entered into any agreement or understanding or otherwise obligated itself to do any of the foregoing.

ARTICLE IV

Letter of Transmittal

Section 4.01 Stockholders of Gel-Del. Promptly after the Effective Time, PetVivo shall cause to be mailed to each record stockholder of Gel-Del Common Stock as set forth on the Ledger for this transaction, a “Letter of Transmittal” that shall contain representations and covenants from such Gel-Del stockholder including that (a) such stockholder has full right, power and authority to deliver such Gel-Del Common Stock and the executed Letter of Transmittal, (b) the delivery of such Gel-Del Common Stock will not violate, conflict with, or result in a breach of or default under any indenture, loan or credit agreement, deed of trust, mortgage or any other agreement or instrument to which the stockholder is bound or affected, (c) such stockholder has good, valid and marketable title to the Gel-Del securities being surrendered for conversion and the stockholder is not affected by any voting trust, agreement or other arrangement affecting any voting or other rights of such Gel-Del securities; (d) such stockholder is through this transaction acquiring PetVivo securities for investment purposes, and not with a view to selling or otherwise distributing such securities in violation of any securities laws, and (e) such stockholder has had the opportunity to ask and receive answers to any questions such person may have had concerning the terms and conditions of the Merger, PetVivo Common Stock and any other applicable information, and has obtained any such additional information that such stockholder has requested.

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ARTICLE V

Deliveries

Section 5.01. Deliveries of Gel-Del. Unless such deliveries are waived by PetVivo prior to Closing, at or prior to Closing, Gel-Del shall deliver to PetVivo:

(a) A certificate from the Chief Executive Officer of Gel-Del evidencing a properly noticed and held meeting of the Board of Directors of Gel-Del approving this Agreement and its merger transaction as required by and pursuant to the laws of the State of Minnesota and the Articles of Incorporation and Bylaws of Gel-Del;

(b) A certificate from the Chief Executive Officer of Gel-Del evidencing a properly noticed and held shareholder meeting of Gel-Del in compliance with Minnesota Statutes, whereby the shareholders of Gel-Del approved and consented to this Agreement and its merger transaction by a vote of at least a majority of all issued and outstanding capital stock of Gel-Del;

(c) the Ledger for this transaction listing all shareholders of Gel-Del including their full names, addresses and Social Security or federal Tax ID numbers, as the case may be, the number of common shares of Gel-Del owned by each of them, and the number of PetVivo common shares to be issued to each of them as required by the terms of this merger transaction and listed on the Ledger, which list shall be certified by the Chief Executive Officer of Gel-Del;

(d) a certificate certified by the Chief Executive Officer of Gel-Del representing that, at Closing, Gel-Del owns and possesses valid title to all property owned by Gel-Del, including all Intellectual Property Rights, and further confirming the accuracy of the representations and warranties of Gel-Del contained in this Agreement, and covering such additional matters as PetVivo may reasonably request;

(e) an executed copy of the Articles of Merger to be filed with the Secretary of State of Minnesota in order for this statutory merger transaction to become effective;

(f) a certificate from Gel-Del, signed by its Chief Executive Officer, certifying the current copies of the Gel-Del Articles of Incorporation and Bylaws, and any amendments thereto, and that the resolutions of the Board of Directors and of the shareholders of Gel-Del approving this Agreement and its merger transaction are all true, complete and correct and remain in full force and effect.

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Section 5.02. Deliveries of PetVivo. Unless waived by Gel-Del prior to Closing, PetVivo shall deliver to Gel-Del:

(a) a certificate from the Chief Executive Officer of PetVivo evidencing the written consent and approval of this Agreement and its merger transaction by written action of the Board of Directors of PetVivo pursuant to Nevada law;

(b) a certificate from PetVivo, signed by its Chief Executive Officer, certifying the attached copies of the PetVivo Articles of Incorporation and Bylaws and any amendments thereto, and the resolutions of the Board of Directors of PetVivo approving this Agreement and its merger transaction, are all true, complete and correct and remain in full force and effect;

(c) an executed copy by Newco of the Articles of Merger to be filed with the Secretary of State of Minnesota in order for this statutory merger transaction to become effective.

ARTICLE VI
Conditions to Closing

Section 6.01. Gel-Del Conditions Precedent. Unless waived in writing by Gel-Del, the obligations of Gel-Del to enter into and complete the Closing and this merger transaction are subject to the fulfillment of the following conditions:

(a) Representations and Covenants. The representations and warranties of PetVivo contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. PetVivo shall have performed and complied in all material respects with all conditions, covenants and agreements required by this Agreement to be performed or complied with by PetVivo on or prior to the Effective Time.

(b) Litigation. No action, suit, investigation or proceeding shall have been instituted or threatened before any court or governmental or regulatory body to restrain, modify or prevent the carrying out of the Merger or to seek damages or a discovery order in connection therewith, or which has or may have, in the reasonable opinion of Gel-Del, a materially adverse effect on the assets, properties, business, operations or condition of Gel-Del or PetVivo.

(c) Deliveries. The deliveries specified in Section 5.02 shall have been made by PetVivo.

(d) Shareholder Approval. Gel-Del shall have received the affirmative vote of shareholders holding a majority of outstanding Gel-Del Common Stock approving this Agreement and the merger transactions hereunder as required by Minnesota Statutes.

Section 6.02 PetVivo Conditions Precedent. Unless waived in writing by PetVivo, the obligations of Petvivo to enter into and complete the Closing of this Agreement are subject to the fulfillment on or prior to the Closing Date of the following conditions:

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(a) Representations, Warranties and Covenants. The representations and warranties of Gel-Del contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Gel-Del shall have performed and complied in all material respects with all conditions, covenants and agreements required by this Agreement to be performed or complied with by Gel-Del on or prior to the Closing Date.

(b) Litigation. No action, suit or proceeding shall have been instituted or threatened before any court or governmental or regulatory body to restrain, modify or prevent the carrying out of this Agreement and its merger transaction or to seek damages or a discovery order in connection therewith, or which has or may have, in the reasonable opinion of PetVivo, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Gel-Del.

(c) Deliveries. The deliveries specified in Section 5.01 shall have been made by Gel-Del

(d) Shareholder Approval. Gel-Del shall have received shareholder approval of this merger in compliance with Minnesota Statutes governing this merger.

ARTICLE VII
Certain Covenants

Section 7.01 Public Announcements. Gel-Del and PetVivo will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and its merger transaction, and shall not issue any such press release or make any such public statement prior to such consultation, unless required by applicable law or regulatory agencies.

Section 7.02 Continued Efforts. Each party hereto shall use commercially reasonable efforts to take all actions reasonably necessary to consummate this Agreement and its merger transaction. After the Effective Time, if any further actions are necessary or desirable to carry out the purposes of this Agreement and its merger transaction, the respective officers and directors of Gel-Del and PetVivo shall use their best efforts to take all such further actions.

Section 7.03 Indemnification. PetVivo shall indemnify and hold harmless Gel-Del and its respective directors and officers against and in respect of any and all damages, losses, claims, penalties, liabilities, costs and expenses that arise from or relate or are attributable to any material misrepresentation or material breach of any representation, warranty or covenant made by PetVivo in this Agreement.

Gel-Del shall indemnify and hold harmless PetVivo and its respective directors and officers against and in respect of any and all damages, losses, claims, penalties, liabilities, costs and expenses that arise from or relate or are attributable to any material misrepresentation or material breach of any representation, warranty or covenant by Gel-Del in this Agreement.

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Promptly after the assertion of any such claim by a third party or the occurrence of any other event which may give rise to a claim for indemnification from an indemnifying party (“Indemnitor”) under this section, an indemnified party (“Indemnitee”) shall notify the Indemnitor in writing of such claim. The Indemnitor shall have the right to assume the control and defense of such action, provided that the Indemnitee may participate in the defense of such action subject to the Indemnitor’s reasonable direction and at Indemnitee’s sole cost and expense. The party contesting any such claim shall be furnished all reasonable assistance in connection therewith by the other party and be given full access to all information and documents relevant thereto. In no event shall any such claim be settled without the Indemnitor’s consent.

Section 7.04 Termination. This Agreement may be terminated prior to Closing by: (i) the mutual written consent of both parties hereto, (ii) Gel-Del or PetVivo as the non-breaching party if there has been a material breach by the other party of a representation or warranty or covenant of this Agreement and such breach has not been cured prior to the Closing Date of this Agreement; (iii) PetVivo if Gel-Del’s shareholders have failed to approve this Agreement prior to April 15, 2017; (iv) Gel-Del if the Articles of Merger with the Secretary of State of Minnesota are not properly filed within fourteen (14) days of the date of approval of the Agreement by the Gel-Del Shareholders; or (v) Gel-Del if PetVivo has not completed and transmitted to the transfer agent within fourteen (14) days of the date of filing the Articles of Merger with the Secretary of State, all documentation authorizing the exchange of Petvivo common stock for all Gel-Del common stock as required pursuant to the terms of this Agreement.

ARTICLE VIII
Conduct of Business Pending Merger

Section 8.01 Conduct of Business By Parties. Prior to the Effective Time, unless the parties hereto agree otherwise in writing, the following shall apply from the date of this Agreement:

(a) the business of Gel-Del shall be conducted only in the ordinary course;

(b) the business of PetVivo shall consist primarily of satisfying the terms of this Agreement and its merger transaction;

(c) Newco shall have no business other than functioning as a wholly-owned subsidiary of PetVivo for the purpose of merging with Gel-Del, resulting in Gel-Del being the Surviving Company from the Merger;

(d) Gel-Del shall use its best commercially reasonable efforts to preserve intact its business organization, to keep available the service of its officers, directors and employees, and to preserve the good will of all its customers, suppliers, consultants, agents, and all others having business relationships with Gel-Del;

(e) Neither Gel-Del or Petvivo shall enter into any new employment or material consulting agreements or arrangements with their employees or officers or consultants, nor shall they grant any material increases in the compensation or benefits of any of their officers or employees;

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(f) Except to effectuate the transactions contemplated by this Agreement, Gel-Del and PetVivo shall not (i) directly or indirectly redeem, purchase or otherwise acquire any shares of their capital stock, (ii) amend their Articles of Incorporation or Bylaws, or (iii) declare, set aside or pay any dividend or other distribution in respect to their capital stock;

(g) Prior to the closing of this Merger, Gel-Del and PetVivo shall not without the written consent of each other (i) issue or agree to issue any additional capital stock or options, warrants or other rights of any kind in respect to their capital stock, (ii) acquire or dispose of any material fixed or other substantial assets other than in the ordinary course of business, (iii) incur any additional indebtedness or any other material liabilities unless in the ordinary course of business, (iv) enter into any material contract, commitment or arrangement with respect to any of the foregoing, or (v) enter into any negotiations, understanding, term sheet, agreement or arrangement to effect any kind of merger or business combination with anyone other than the parties to this Agreement.

ARTICLE IX

Miscellaneous

Section 9.01 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon personal service, or upon receipt by either party of any such matter through first class U.S. postal mail, or by email letter attachment acknowledged by the receiving party, using the following addresses (or at such other address for a party as shall be later specified by like notice):

If to PetVivo, to:

PetVivo Holdings, Inc.

12100 Singletree Lane, Suite 186

Eden Prairie, MN 55344

Attn: John Lai, CEO

Email address: jlai@petvivo.com

If to Gel-Del, to:

Gel-Del Technologies, Inc.

1000 Westgate Drive, Suite 127

St. Paul, MN 55114

Attn: David Masters, CEO

Email address: dmasters@gel-del.com

Section 9.02. Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by Gel-Del and PetVivo. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party hereto to exercise any right hereunder in any manner impair the exercise of any such right.

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Section 9.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the merger transaction contemplated hereby is not affected in any manner materially adverse to any party hereto.

Section 9.04. Entire Agreement; Survival of Terms. This Agreement, including any schedules and exhibits attached hereto, constitutes the entire agreement between the parties hereto relating to this Agreement and its merger transaction, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to this Agreement and its merger transaction. All provisions of this Agreement that by their nature are intended to survive the Closing or the termination of this Agreement shall so survive, including without limitation, the representations and warranties contained herein.

Section 9.05. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without reference to principles of conflicts of laws. Regarding any action or proceeding brought for the purpose of enforcement of any term or provision of this Agreement, all parties hereby waive any and all rights to trial by jury.

Section 9.06. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any purported assignment without such written consent shall be void. This Agreement is binding upon, inures to the benefit of, and is enforceable by, each party hereto and any respective successors or permitted assigns.

Section 9.07. Additional Acts and Deliverables. From time to time after the date hereof and the Closing Date of this Agreement and its merger transaction, and without further consideration, each party hereto shall execute and deliver, or cause to be executed and delivered, to the other party such further instruments and documents, and take such other actions as such other party may reasonably request in order to consummate this Agreement and its merger transaction.

Section 9.08 No Third Party Beneficiaries. This Agreement is made and entered into for the sole benefit, purpose and protection of the parties hereto and any successors thereof, and no other person shall have, establish or is entitled to any benefit, right of action, or standing under this Agreement.

Section 9.09 Counterparts. This Agreement may be executed in one or more counterparts, with the same effect as if all parties hereto had signed the same document. Each such counterpart shall be an original, but all such counterparts together shall constitute a single agreement.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement of Merger as of the date first above written.

Gel-Del:	GEL-DEL TECHNOLOGIES, INC.

	By	/s/ David Masters
	Name:	David Masters
	Title:	Chief Executive Officer

PetVivo:	PETVIVO HOLDINGS, INC.

	By:	/s/ John Lai
	Name:	John Lai
	Title:	Chief Executive Officer

Newco:	PETVIVO HOLDINGS NEWCO, INC.

	By:	/s/ John Dolan
	Name:	John Dolan
	Title:	Chief Executive Officer

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